MEMORANDUM

TO:	Directors and Employees of Lone Star Technologies, Inc. and its Operating Companies
FROM:	Rhys J. Best, Chairman and Chief Executive Officer
DATE:	June 11, 2007
RE:	Payment of Merger Consideration for Your Stock

The merger by which Lone Star Technologies, Inc. will be acquired by United States Steel Corporation is expected to occur on June 14, 2007.  Some of you have inquired as to the procedure you should follow to receive payment of the $67.50 per share Merger Consideration with respect to any shares of Lone Star stock you personally own.

After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your stock certificates for the Merger Consideration.  If your shares are held in “street name” by your broker, bank or other nominee, you will receive instructions from your broker, bank or other nominee as to how to effect the surrender of your “street name” shares after completion of the merger in exchange for the Merger Consideration.  If you have shares in Lone Star’s Employee Stock Purchase Plan, the administrator of that Plan has informed us that it will exchange your shares for the Merger Consideration and mail you a check when it receives payment from U.S. Steel.

If you have any questions, please call Robert F. Spears at 972/770-6419.